Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Kryptic Entertainment Inc., of our report dated May 6, 2008 on our audit of the financial statements of Kryptic Entertainment Inc. as of March 31, 2008, and the related statements of operations, stockholders' equity and cash flows for March 31, 2008 and since inception on October 11, 2007 through March 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
May 21, 2008




               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                         (702)253-7499 Fax (702)253-7501